Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ascent Solar Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock(1)	457(o)	-	-	-	-	-
	Equity	Preferred Stock(1)	457(o)	-	-	-	-	-
	Debt	Debt Securities(1)(3)	457(o)	-	-	-	-	-
	Other	Warrants(1)(4)	457(o)	-	-	-	-	-
	Other	Purchase Contracts(1)(5)	457(o)	-	-	-	-	-
	Other	Subscription Rights(1)(6)	457(o)	-	-	-	-	-
	Other	Units(1)(7)	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	-	457(o)	-	-	$100,000,000.00(8)	0.00011020	$11,020.00
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$100,000,000.00		$11,020.00
	Total Fees Previously Paid							$11,020.00
	Total Fee Offsets							-
	Net Fee Due							$0

(1)

There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder by the Registrant at indeterminate prices which shall have an aggregate initial offering price not to exceed $100,000,000. The securities being registered hereunder also include such indeterminate amount of securities as may be issued upon exercise, settlement, exchange or conversion of the securities offered or sold hereunder, or pursuant to the antidilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(4)	Warrants may represent rights to purchase debt securities, common stock, preferred stock or other securities registered hereunder.
(5)	Purchase contracts may contain rights and obligations to purchase or sell common stock, preferred stock, debt securities, other securities or any combination of securities registered hereunder.
(6)	Subscription rights evidence rights to purchase any securities of the registrant registered under this registration statement.
(7)	Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.
(8)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $100,000,000.00